UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 21, 2011

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	001-35303	13-3238402
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

810 Seventh Avenue,

New York, New York

10019

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On October 21, 2011, Comverse Technology, Inc. (the “Company”) elected to issue 12,462,236 shares of its common stock to pay $82.5 million of the remaining amounts payable under the agreement to settle the consolidated shareholder class action entered into on December 16, 2009 and amended on June 19, 2010 (as so amended, the “Settlement Agreement”). In accordance with the terms of the Settlement Agreement, the value of the shares of the Company’s common stock to be issued was determined based on the ten day average of the closing prices of such shares prior to the Company’s election. Such shares of the Company’s common stock will be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(10) thereof and will not be registered under that Act.

Under the Settlement Agreement, the Company agreed to pay an aggregate amount of $165.0 million less a credit for the amount that would have been payable to a class member that elected not to participate in and be bound by the Settlement Agreement (the “Opt-Out Credit”). As previously disclosed in the Company’s Quarter Report on Form 10-Q for the fiscal quarter ended July 31, 2011, which was filed with the Securities and Exchange Commission on September 8, 2011 (the “July 31, 2011 Form 10-Q”), the Company made settlement payments of $51.9 million in cash and applied a holdback of $3.9 million in respect of the Opt-Out Credit through May 15, 2011. On October 17, 2011, the Company made an additional settlement payment of $20.0 million in cash, leaving a balance of $92.5 million (less the remaining Opt-Out Credit) payable on or before November 15, 2011, of which $82.5 million will be paid using shares of the Company’s common stock as disclosed above and the remainder will be paid in cash. Additional information concerning the consolidated class action and the Settlement Agreement is contained in the July 31, 2011 Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2011	By	/s/ Shefali A. Shah
	Name:	Shefali A. Shah
	Title:	Senior Vice President, General Counsel and Corporate Secretary